UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 30, 2009

FIRSTFED FINANCIAL CORP.
(Exact name of registrant as specified in its charter)

Delaware	1-9566	95-4087449
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

12555 W. Jefferson Boulevard, Los Angeles, California	90066
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:       (310) 302-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02     Results of Operations and Financial Condition.

On October 30, 2009, the registrant, FirstFed Financial Corp., issued a press release setting forth the Company’s third quarter 2009 earnings.  A copy of this press release is attached and incorporated herein as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit 99.1 - Press Release dated October 30, 2009, regarding results for the third quarter of 2009.

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRSTFED FINANCIAL CORP.

Dated: October 30, 2009	By: /s/	Douglas J. Goddard
Douglas J. Goddard
Chief Financial Officer

FIRSTFED REPORTS PRELIMINARY RESULTS FOR THE THIRD QUARTER OF 2009

Los Angeles, California, October 30, 2009 -- FirstFed Financial Corp. (OTC-FFED.PK), parent company of First Federal Bank of California, today announced preliminary results for the third quarter of 2009.  Non-performing assets (NPAs) as of September 30, 2009 have dropped $78.5 million from June 30, 2009.  Loans delinquent less than ninety days at September 30, 2009 have declined to $74.7 million from their peak of $262.0 million in February of this year. Only $7.5 million of the shorter term delinquencies as of September 30, 2009 were past due more than 60 days.

The Company has $150.0 million in outstanding unsecured fixed/floating rate senior debentures on which it has not paid interest since December 15, 2008. On June 19, 2009, the Company commenced a cash tender offer and consent solicitation for these debentures with an offer to pay $200.00 per $1,000.00 principal amount of securities.  As of October 15, 2009, 95% of the debentures have tendered.  The tendered notes are to be paid with proceeds from additional capital raised by the Company.  See the Company’s press release dated October 16, 2009 for more information.

The Company’s modification program (see press release dated October 15, 2009 for more details) has been very successful in shoring up both the Bank’s loan documentation and reducing the levels of Option ARM loans.  After modification, only 17% of loans in the total portfolio had low documentation as of September 30, 2009.   Non-modified loans originated between 2004 and 2007 yet to recast were reduced to 22% of the single family loan portfolio at September 30, 2009.

The net loss of $46.0 million or $3.36 per diluted share of common stock for the third quarter of 2009 compared to a net loss of $46.0 million or $3.37 per diluted share of common stock for the second quarter of 2009 and a net loss of $51.6 million during the third quarter of 2008. The 2008 third quarter loss was net of a $27.6 million tax benefit. No such benefit was available during 2009.

Non-performing Assets

Non-performing assets for the Bank include loans delinquent over 90 days (non-accrual loans), current loans with interest recognized on a cash basis, loans in foreclosure and real estate acquired by foreclosure (REO). The following is an analysis of non-performing assets at the dates indicated:

	September 30, 2009	June 30, 2009	March 31, 2009
	(In thousands)
Non-accrual loans :
Single family	$389,223	$543,720	$473,225
Multi-family and commercial	2,716	4,422	2,246
Other	13	13	13
Total non-accrual loans	391,952	548,155	475,484
Real estate owned	175,725	98,032	98,081
Total non-performing assets	$567,677	$646,187	$573,565

Single family REO has increased as the Bank has worked through its large volume of delinquent loans. Non-performing assets as of September 30, 2009 include REO of $175.7 million which has been written down to fair market value less estimated selling costs and $113.9 million of severely delinquent non-accrual loans which have been written down to net collateral value.

Single family non-accrual loans at September 30, 2009, June 30, 2009 and March 31, 2009 include $95.8 million, $61.8 million and $26.6 million in loans which were current, but for which the Bank has capitalized interest into the loan balance as part of the modification process. It is the Bank’s policy that these loans remain classified as non-accrual loans until the loans have performed by making all contractual payments required by their loan for six months.

Delinquent Loans

Delinquent loans have declined for the past seven months, from their peak in February 2009. Management believes that the decline in single family loan delinquencies is the result of several factors including the success of the Bank’s loan modification programs, improving real estate prices and home sales in California and the overall lowering of interest rates upon which the Bank’s adjustable mortgages are based.   The following table shows the outstanding balances of our loans that were delinquent by 30-59 days, 60-89 days and 90 or more days, or were in foreclosure, as of the respective dates shown:

	Delinquencies 30-59 Days		Delinquencies 60-89 days		Delinquencies 90 or more days	In Foreclosure	Total
	(Dollars in thousands)
September 30, 2008	$115,638		$96,991		$170,412	$270,911	$653,952
October 31, 2008	$115,534		$81,355		$192,638	$257,436	$646,963
November 30, 2008	$121,561		$92,963		$198,665	$254,187	$667,376
December 31, 2008	$136,599		$75,030		$200,222	$184,983	$596,834
January 31, 2009	$157,510		$97,665		$212,297	$188,523	$655,995
February 28, 2009	$148,827		$119,160		$222,169	$203,117	$693,273
March 31, 2009	$147,493		$89,525		$165,287	$276,287	$678,592
April 30, 2009	$124,633		$79,142		$51,213	$406,154	$661,142
May 31, 2009	$102,943		$60,292		$37,527	$450,841	$651,603
June 30, 2009	$78,582		$37,501		$21,390	$456,179	$593,652
July 31, 2009	$87,345		$17,715		$15,783	$427,992	$548,835
August 31, 2009	$66,497		$13,015		$9,345	$356,705	$445,562
September 30, 2009	$70,641	(1)	$8,301	(2)	$8,531	$281,791	$369,264

(1) This amount includes $2.5 million of loans whose balances contained capitalized interest. These loans are included in non-accrual loans.
(2) This amount includes $843 thousand of loans whose balances contained capitalized interest. These loans are included in non-accrual loans.

Loan Payment Recast

The “recast” of adjustable loans to a higher payment amount was a factor in the higher delinquency levels experienced by the Bank during 2008 and the nine months ended September 30, 2009 because many borrowers were unable to afford the higher payments. The percentage increase in the payment amount and the loan-to-value (LTV) ratios are important considerations in the future collectability of the loans.

The following table shows the reduction in the amount of Option ARM loans in our portfolio that have not yet recast from $5.8 billion, as of December 31, 2006, to $816.5 million, as of September 30, 2009, or a reduction from 91% to 22% of all the loans in our single-family mortgage loan portfolio.

	Single Family Loan Portfolio
	(Dollars in thousands)
Single Family Loans (By Origination Period)	December 31, 2006	December 31, 2007	December 31, 2008	June 30, 2009	September 30, 2009
Pre-2004 Loan Production(1)	$605,563	$395,506	$301,288	$278,951	$274,480
2004-2007 Loan Production
Modified loans		1,799	655,215	892,628	1,232,791
Non-Modified loans(2)	5,838,662	4,255,571	2,520,702	1,913,031	1,282,506
2008-2009 Loan Production(3)			901,526	903,901	864,432
Single Family Loan Portfolio	$6,444,225	$4,652,876	$4,378,731	$3,988,511	$3,654,209

2004-2007 Loan Production
Non-Modified 2004-2007 Production as a Percentage of the Single Family Loan Portfolio	91%	91%	58%	48%	35%
Non-Modified 2004-2007 Production Yet to Recast	$5,838,662	$3,222,281	$1,879,785	$1,265,833	$816,457
Non-Modified 2004-2007 Production Yet to Recast as a Percentage of the Single Family Loan Portfolio	91%	69%	43%	32%	22%

(1)
Single family loans originated prior to 2004 are currently amortizing and were originated under more stringent documentation requirements.  Pre-2004 loan production includes modified loans of $17.7 million at December 31, 2008, $31.5 million at June 30, 2009 and $33.6 million at September 30, 2009.

(2)	Single family loans originated between 2004 and 2007 contain a negative amortization option.
(3)
 None of the single family loans originated since February 2008 contains a negative amortization option.  2008-2009 loan production includes modified loans of $1.4 million at December 31, 2008, $3.7 million at June 30, 2009 and $7.0 million at September 30, 2009.

The Bank estimates that 129 loans with balances totaling approximately $56.1 million remain scheduled to recast during 2009. Another 771 loans, with balances totaling $344.0 million, are scheduled to recast during 2010. In comparison, 1,960 loans with balances totaling approximately $907.3 million were scheduled to recast during 2008.

Modified Loans

Based on an underwriting of the borrower and the property, the Bank attempts to arrive at an appropriate loan modification that will allow the borrower to stay in their home. At September 30, 2009, the Bank had modified 2,724 loans with principal balances totaling $1.3 billion. These loans were modified into a variety of loan products, as summarized below:

Loan modifications at September 30, 2009 (Dollars in thousands)	Loan Balance	Number of Loans
Loan terms modified to:
5-year Adjustable-rate, Interest Only	$641,006	1,304
5-year Fixed-rate, Interest Only	362,679	780
Adjustable-rate, Amortizing	98,803	233
10-year Fixed-rate, Amortizing	105,075	249
5-year Fixed-rate, Amortizing	39,268	96
6-month Adjustable-rate, Amortizing	22,863	54
Other	3,712	8
Grand Total	$1,273,406	2,724

Based on the underwriting at the time of the modification, the Bank makes a determination whether or not the loan is a troubled debt restructuring (“TDR”). Modified loans are not considered TDRs when the loan terms are consistent with the Bank’s current product offerings and the borrowers meet the Bank’s current underwriting standards with regard to Fair Isaac Corporation (“FICO”) score, debt-to-income ratio, and LTV ratio. At September 30, 2009, 2,654 modified loans, with balances totaling $1.2 billion, were considered TDRs and 70 loans, with balances totaling $34.9 million, were not considered TDRs.

Negative amortization totaled $213.0 million at September 30, 2009, $262.9 million at December 31, 2008 and $289.6 million at September 30, 2008. The dollar amount of negative amortization decreased by $49.9 million from the level at the end of the year and $76.6 million from the September 30, 2008 level due to loan payoffs, charge-offs, declines in the underlying indices on adjustable rate loans, and payment increases required under the terms of the Bank’s adjustable rate loan notes.

The percentage of negative amortization that has been added to the original balances of single family loans that allow negative amortization increased to 10.20% at September 30, 2009 from 9.63% at December 31, 2008 and 9.29% at September 30, 2008. The increase was due to shrinkage in the loan portfolio due to loan payoffs and charge-offs.

Capital

The Bank’s risk-based capital ratio was 8.91% at September 30, 2009 and its core and tangible capital ratios were 4.25%. These capital ratios are below the levels required by the Bank’s federal regulators to be considered “well capitalized”. As previously disclosed, the Company and the Bank are operating under Amended Orders to Cease and Desist issued by the Office of Thrift Supervision (OTS) on May 28, 2009. Under the terms of the Bank’s Order, the Bank was required to meet and thereafter maintain a minimum Tier 1 Core Capital ratio of 7% and a minimum Total Risk- Based Capital ratio of 14% by September 30, 2009. The Bank failed to meet these required capital ratios, and, accordingly, as required by the Bank’s Order, the Bank submitted to the OTS a contingency plan to accomplish either a merger of the Bank with, or an acquisition of the Bank by another federally insured institution or holding company thereof or a voluntary liquidation of the Bank.  The Bank continues to pursue alternatives to increase the Bank’s capital ratios to preclude the need to implement the contingency plan.

Results of Operations for the Quarter Ended September 30, 2009

The net loss recorded during the third quarter of 2009 was due primarily to a $70.0 million provision for loan losses relating to the Bank’s single family loan portfolio. The Bank’s estimate of losses on single family loans is based on the continued weakness in the California real estate market and the increase in unemployment in California. However, the loan loss provision decreased compared to the third quarter of last year because fewer loans are facing payment recast, newly delinquent single family loans have decreased and slightly greater than half (51%) of the Bank’s non-performing assets have already been adjusted to fair market value less estimated selling costs.

Single family net loan charge-offs during the third quarter of 2009 were $94.1 million. This compares with $94.1 million during the second quarter of 2009, and $103.5 million during the third quarter of 2008. The general valuation allowance associated with single family loans totaled $230.9 million or 6.32% of single family loans outstanding at September 30, 2009. This compares with $259.0 million or 6.49% at June 30, 2009, $312.1 million or 7.13% at December 31, 2008 and $250.2 million or 5.53% at September 30, 2008. The decrease in general valuation allowance over the last year was partially due to the fact that severely delinquent single family loans have been written down to fair value less estimated selling costs and therefore required no general valuation allowance.

Overall net loan charge-offs were $95.0 million and $284.7 million for the third quarter and the nine months ended September 30, 2009. This compares to net loan charge-offs of $103.5 million and $212.3 million for the third quarter and the nine months ended September 30, 2008. The overall allowance for loan losses totaled $244.0 million or 4.27% of gross loans outstanding at September 30, 2009. This compares with $326.9 million or 4.97% at December 31, 2008 and $264.1 million or 3.96% at September 30, 2008.

Net interest income during the third quarter of 2009 increased 20% compared to the second quarter of 2009 due to improved delinquencies and decreased 21% compared to the third quarter of last year due to decreased interest-earning assets. The interest rate spread during the third quarter of 2009 increased by 57 basis points compared to the second quarter of 2009 and decreased by 14 basis points compared to the third quarter of last year. Early payoff fees and late charges on loans, which are calculated as part of the loan yield, decreased to $508 thousand for the third quarter of 2009 from $874 thousand during the second quarter of 2009 and $699 thousand during the third quarter of 2008. The majority of Bank’s loans have passed the period for which there is a prepayment penalty.

Non-interest income increased to $14.5 million during the third quarter of 2009 from $14.3 million during the second quarter of 2009 and $8.5 million during the third quarter of 2008. The slight increase during the third quarter of 2009 compared to the second quarter of 2009 was due to increased net gains on the sale of REO which offset the gain on the sale of investment securities during the second quarter. The increase during the third quarter of 2009 compared to the third quarter of 2008 was also due to increased net gains on the sale of real estate owned and additional trustee fees earned by the Bank’s wholly-owned subsidiary, Seaside Financial Corporation.

Gains on sale of REO result from write downs taken at the time of foreclosure and throughout the holding period which create gains upon the ultimate disposition of the properties. Operating costs on foreclosed real estate, which are included in non-interest expense, totaled $5.7 million during the third quarter of 2009 compared to $3.6 million during the second quarter of 2009 and $4.3 million during the third quarter of 2008.

Non-interest expense was $26.5 million during the third quarter of 2009, $27.3 million during the second quarter of 2009 and $23.2 million for the third quarter of 2008. The decrease in non-interest expense during the third quarter of 2009 compared to the second quarter of 2009 was due primarily to a $3.0 million FDIC special assessment during the second quarter which was partially offset by increased operating costs on REO and higher professional fees during the third quarter. The increase in non-interest expense during the third quarter of 2009 compared to the third quarter of 2008 was due to increased operational costs on REO and higher federal deposit insurance rates which were offset by lower employment costs. The Bank reduced its workforce by 10% in January 2009 when it curtailed its lending efforts to comply with the original Order to Cease and Desist issued by the OTS.  The ratio of non-interest expense to average total assets was 1.69% for the third quarter of 2009, 1.65% for the second quarter of 2009 and 1.28% for the third quarter of 2008 due to the increased expenses mentioned above and decreases in average total assets over the last year.

Consolidated Balance Sheets

At September 30, 2009, the Company had consolidated stockholders’ equity of $111.1 million compared to $258.7 million at December 31, 2008 and $499.2 million at September 30, 2008. Stockholders’ equity decreased from December 31, 2008 to September 30, 2009 due to a $145.4 million loss recorded during the nine months ended September 30, 2009.

Total assets decreased to $6.2 billion at September 30, 2009 from $7.5 billion at December 31, 2008 and $7.4 billion at September 30, 2008 primarily due to loan payoffs and the sale of the Bank’s investment securities and mortgage-backed securities during the second quarter of 2009. Loan originations decreased to $108.0 million during the nine months ended September 30, 2009 from $1.3 billion during the nine months ended September 30, 2008, given the Bank’s curtailment of its lending efforts.

First Federal Bank of California operates 39 retail banking offices in Southern California.

This news release contains certain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward-looking statements are subject to various factors, many of which are beyond the Company’s control, which could cause actual results to differ materially from such statements. Such factors include, but are not limited to, the general business environment, interest rate fluctuations that may affect operating margin, changes in laws and regulations affecting the Company’s business, the California real estate and employment markets, and competitive conditions in the business and geographic areas in which the Company conducts its business and regulatory actions. In addition, these forward-looking statements are subject to assumptions as to future business strategies and decisions that are subject to change. The Company makes no guarantees or promises regarding future results and assumes no responsibility to update such forward-looking statements.

Contact: Douglas Goddard, Chief Financial Officer   (310) 302-1714

KEY FINANCIAL RESULTS FOLLOW

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
PRELIMINARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share data)
(Unaudited)
	September 30, 2009	December 31, 2008
ASSETS
Cash and cash equivalents	$298,661	$391,469
Investment securities, available-for-sale (at fair value)	—	323,048
Mortgage-backed securities, available-for-sale (at fair value)	—	40,504
Loans receivable, net of allowances for loan losses of $244,048 and $326,920	5,464,538	6,254,686
Accrued interest and dividends receivable	19,163	30,061
Real estate owned, net	175,725	117,664
Office properties and equipment, net	21,262	24,102
Investment in Federal Home Loan Bank (FHLB) stock, at cost	115,150	115,150
Other assets	56,114	153,902
	$6,150,613	$7,450,586

LIABILITIES
Deposits	$4,524,487	$4,907,356
FHLB advances	1,300,000	2,085,000
Senior debentures	150,000	150,000
Accrued expenses and other liabilities	65,046	49,488
	6,039,533	7,191,844

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Common stock, par value $.01 per share; authorized 100,000,000 shares;
issued 24,002,093 shares; outstanding 13,684,553 shares	240	240
Additional paid-in capital	58,391	57,880
Retained earnings	318,336	463,759
Treasury stock, at cost, 10,317,540 shares	(266,040)	(266,040)
Accumulated other comprehensive income, net of taxes	153	2,903
	111,080	258,742
	$6,150,613	$7,450,586

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Interest and dividend income:
Interest on loans	$73,678	$93,141	$232,407	$297,807
Interest on mortgage-backed securities	—	427	691	1,543
Interest and dividends on investments	410	6,356	6,519	17,754
Total interest income	74,088	99,924	239,617	317,104
Interest expense:
Interest on deposits	25,797	32,280	92,984	105,738
Interest on borrowings	12,306	21,864	40,607	71,541
Total interest expense	38,103	54,144	133,591	177,279

Net interest income	35,985	45,780	106,026	139,825
Provision for loan losses	70,000	110,300	208,000	350,800
Net interest loss after provision for loan losses	(34,015)	(64,520)	(101,974)	(210,975)

Other income:
Loan servicing and other fees	296	149	1,037	3,407
Banking service fees	1,786	1,848	5,562	5,306
Gain on sale of loans	116	—	138	20
Gain on sale of investment securities	—	—	4,770	—
Net gain on real estate owned	9,584	4,170	19,505	7,357
Other operating income	2,759	2,374	5,937	5,098
Total other income	14,541	8,541	36,949	21,188

Non-interest expense:
Salaries and employee benefits	8,867	11,105	28,479	35,456
Occupancy	3,647	3,029	11,225	10,932
Advertising	66	284	220	619
Amortization of core deposit intangible	—	127	—	380
Federal deposit insurance	4,073	1,074	16,477	2,970
Data processing	589	559	1,890	1,667
OTS assessment	615	439	1,880	1,347
Legal	616	497	1,123	1,805
Real estate owned operations	5,726	4,277	13,285	8,541
Other operating expense	2,322	1,776	5,819	6,642
Total non-interest expense	26,521	23,167	80,398	70,359

Loss before income taxes	(45,995)	(79,146)	(145,423)	(260,146)
Income tax benefit	—	(27,560)	—	(103,267)
Net loss	$(45,995)	$(51,586)	$(145,423)	$(156,879)

Net loss	$(45,995)	$(51,586)	$(145,423)	$(156,879)
Other comprehensive loss, net of taxes	—	(756)	(2,750)	(676)
Comprehensive loss	$(45,995)	$(52,342)	$(148,173)	$(157,555)

Loss per share:
Basic	$(3.36)	$(3.77)	$(10.63)	$(11.48)
Diluted	$(3.36)	$(3.77)	$(10.63)	$(11.48)

Weighted average shares outstanding:
Basic	13,678,708	13,668,576	13,677,947	13,663,059
Diluted	13,678,708	13,668,576	13,677,947	13,663,059

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS
(Dollars in thousands, except per share data)
 (Unaudited)

	September 30, 2009	December 31, 2008	September 30, 2008
End of period:
Total assets	$6,150,613	$7,450,586	$7,355,296
Cash and securities	$298,661	$714,517	$391,703
Mortgage-backed securities	$—	$40,504	$41,510
Loans, net	$5,464,538	$6,254,686	$6,395,706
Core deposit intangible asset	$—	$—	$84
Deposits-retail and commercial	$3,975,971	$3,256,400	$3,080,602
Deposits-wholesale	$548,516	$1,650,956	$1,248,248
Borrowings	$1,450,000	$2,235,000	$2,463,000
Stockholders' equity	$111,080	$258,742	$499,196
Book value per share	$8.12	$18.91	$36.48
Tangible book value per share	$8.12	$18.91	$36.47
Stock price (period-end)	$0.42	$1.75	$7.84
Total loan servicing portfolio	$6,150,290	$6,977,929	$6,948,390
Loans serviced for others	$19,852	$53,789	$55,205

Other data:
Employees (full-time equivalent)	509	603	606
Branches	39	39	38

Asset quality:
Real estate owned (foreclosed)	$175,725	$117,664	$132,957
Non-accrual loans	391,952	403,818	446,186
Non-performing assets	$567,677	$521,482	$579,143

Non-performing assets to total assets	9.23%	7.00%	7.87%

Single family loans delinquent less than 90 days	$74,722	$208,183	$212,096

General valuation allowance (GVA)	$156,309	$280,185	$221,360
Allowance for impaired loans	87,739	46,735	42,732
Allowance for loan losses	$244,048	$326,920	$264,092
Allowance for loan losses as a percentage of gross loans receivable	4.27%	4.97%	3.96%

Modified loans (not impaired)	$34,867	$18,685	$16,157
Impaired loans, net	$1,276,248	$725,791	$530,809

Capital ratios:
Tangible capital ratio	4.25%	5.35%	8.38%
Core capital ratio	4.25	5.35	8.38
Risk-based capital ratio	8.91	11.26	15.87
Net worth to assets ratio	1.81 *	3.47 *	6.79 *

*FirstFed Financial Corp.

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
KEY FINANCIAL RESULTS (continued)
 (Dollars in thousands)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Selected ratios:
Expense ratios:
Efficiency ratio	52.49%	42.65%	56.23%	43.70%
Expense to average assets ratio	1.69	1.28	1.60	1.30
Return on average assets	(2.94)	(2.84)	(2.89)	(2.90)
Return on average equity	(137.15)	(39.30)	(105.86)	(36.51)

Yields earned and rates paid:
Average yield on loans	5.20%	5.85%	5.18%	6.21%
Average yield on investment portfolio	0.43	4.92	1.81	5.03
Average yield on all interest-earning assets	4.90	5.78	4.91	6.13
Average rate paid on deposits	2.24	3.12	2.62	3.45
Average rate paid on borrowings	3.28	3.43	2.99	3.89
Average rate paid on interest-bearing liabilities	2.50	3.24	2.72	3.61
Interest rate spread	2.40	2.54	2.19	2.52
Effective net spread	2.38	2.65	2.17	2.70

Average balances:
Average loans	$5,667,384	$6,367,111	$5,980,834	$6,390,301
Average investments	379,456	551,527	529,899	511,412
Average interest-earning assets	6,046,840	6,918,638	6,510,733	6,901,713
Average deposits	4,606,710	4,135,349	4,736,952	4,084,812
Average borrowings	1,498,611	2,553,089	1,808,722	2,454,768
Average interest-bearing liabilities	6,105,321	6,688,438	6,545,674	6,539,580
Excess of interest-earning assets over interest-bearing liabilities	$(58,481)	$230,200	$(34,941)	$362,133

Loan originations and purchases	$1,883	$479,281	$107,966	$1,256,236

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
SUPPLEMENTAL LOAN DATA
 (Unaudited)

The following table shows the components of the Bank’s loan portfolio by type at the dates indicated:

	September 30, 2009	December 31, 2008	September 30, 2008
	(In thousands)
REAL ESTATE LOANS:
First trust deed residential loans
One-to-four units	$3,654,209	$4,378,731	$4,521,889
Five or more units	1,835,117	1,936,286	1,857,634
Residential loans	5,489,326	6,315,017	6,379,523

OTHER REAL ESTATE LOANS:
Commercial and industrial	130,529	148,841	149,901
Second trust deeds	2,607	4,201	2,021
Other	4,169	1,953	4,212
Real estate loans	5,626,631	6,470,012	6,535,657

NON-REAL ESTATE LOANS:
Deposit accounts	1,108	1,354	1,330
Commercial business loans	51,398	79,378	92,605
Consumer loans	33,590	33,661	32,139
Loans receivable	5,712,727	6,584,405	6,661,731

LESS:
General valuation allowances	156,309	280,185	221,360
Valuation allowances for impaired loans	87,739	46,735	42,732
Deferred loan origination costs, net	4,141	2,799	1,933
Loans receivable, net	$5,464,538	$6,254,686	$6,395,706

The following table summarizes the Bank’s total loan originations by type for the periods indicated:

	Nine months ended September 30,
	2009	2008
	(In thousands)
Single family real estate	$29,508	$767,313
Single family loans purchased	402	6,484
Multi-family and commercial real estate	68,248	450,763
Other	9,808	31,676
Total	$107,966	$1,256,236

The following table summarizes the Bank’s single family loan fundings by borrower documentation type for the periods indicated:

	Nine months ended September 30,
	2009	2008
	(In thousands)
Verified Income/Verified Asset	$29,508	$761,944
Stated Income/Verified Asset	—	5,369
Total	$29,508	$767,313

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
SUPPLEMENTAL LOAN DATA (continued)
 (Unaudited)

The following table summarizes total loan fundings by type of index for the periods indicated:

	Nine months ended September 30,
	2009	2008
	(In thousands)
12MAT	$24,032	$17,808
COFI	54,959	57,634
Other	9,808	37,611
Hybrid and Fixed	19,167	1,143,183
Total	$107,966	$1,256,236

The following table shows the composition of the Bank’s single family loan portfolio by borrower documentation type at origination for the dates indicated:

Documentation Type:	September 30, 2009	December 31, 2008	September 30, 2008
		(In thousands)

Verified Income/Verified Asset	$2,660,809	$2,383,688	$2,192,511
Stated Income/Verified Asset (1)	457,519	867,098	1,004,974
Stated Income/Stated Asset (1)	396,318	830,818	977,700
No Income/No Asset (1)	139,563	297,127	346,704
Total	$3,654,209	$4,378,731	$4,521,889

(1)  As part of the loan modification process, an aggregate of $1.0 billion of loans originated in these low documentation categories have become fully documented.

The following table shows the composition of the Bank’s single family loan portfolio by borrower documentation type with weighted average LTV ratio and FICO score all at origination for the dates indicated:

	September 30, 2009		December 31, 2008		September 30, 2008
	LTV Ratio	FICO Score	LTV Ratio	FICO Score	LTV Ratio	FICO Score
Verified Income/Verified Asset	69.6%	713	70.2%	708	70.2%	708
Stated Income/Verified Asset	72.8	711	73.9	711	73.9	711
Stated Income/Stated Asset	74.3	712	74.9	712	74.9	712
No Income/No Asset	69.2	726	70.7	726	70.7	726
Total Weighted Average	71.3%	713	72.4%	712	72.4%	712

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
SUPPLEMENTAL LOAN DATA (continued)
 (Unaudited)

The following table shows the composition of the Bank’s single family loan portfolio at the dates indicated by the FICO score of the borrower at origination:

FICO Score at Origination:	September 30, 2009	December 31, 2008	September 30, 2008
	(Dollars in thousands)
<620	$21,987	$24,481	$24,606
620-659	264,479	330,096	352,102
660-719	1,443,248	1,784,932	1,927,844
>720	1,886,685	2,198,022	2,175,160
Not Available	37,810	41,200	42,177
Total	$3,654,209	$4,378,731	$4,521,889

The following table shows the composition of the Bank’s single family loan portfolio at the dates indicated by original LTV ratio:

Original LTV Ratio:	September 30, 2009	December 31, 2008	September 30, 2008
	(Dollars in thousands)
<65%	$850,185	$949,119	$922,295
65-70%	476,456	535,765	539,725
70-75%	520,526	606,856	617,812
75-80%	1,638,678	2,047,508	2,161,945
80-85%	31,099	46,797	53,881
85-90%	103,385	153,273	182,318
>90%	33,880	39,413	43,913
Total	$3,654,209	$4,378,731	$4,521,889

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
SUPPLEMENTAL LOAN DATA (continued)
 (Unaudited)

The following table shows the composition of the Bank’s single family loan portfolio at September 30, 2009 by estimated current LTV ratio:

Current LTV Ratio Price Adjusted (1):	Loan Balance	% of Portfolio	Average Current LTV Ratio
	(Dollars in thousands)
<65%	$593,012	16.2%	42.7%
65 - 70%	129,198	3.5	67.5
70 - 75%	208,874	5.7	73.2
75 - 80%	189,075	5.2	77.9
80 - 85%	226,937	6.2	82.9
85 - 90%	264,467	7.2	87.3
>90%	1,900,119	52.0	111.1
Partially charged off	133,218	3.7	100.0
Not in MSAs	9,309	0.3	N/A
Total	$3,654,209	100.0%	79.9%

(1)  The current estimated loan to value ratio is based on Federal Housing Finance Agency (“FHFA”) June 2009 data. The FHFA housing price index provides a broad measure of the housing price movements by Metropolitan Statistical Area (“MSA”). In evaluating the potential for loan losses within the bank’s portfolio, the Bank considers both the fact that FHFA data cannot reflect price movements for the most recent three months, and that individual areas within an MSA will perform worse than the average for the larger area. The Bank therefore also looks at sales data that is available by zip code, as well as the Bank’s experience with marketing foreclosed properties in estimating the loan loss allowance that is required.

The following table shows the composition of the Bank’s single family loan portfolio by geographic distribution at the dates indicated:

	September 30,		December 31,		September 30,
	2009		2008		2008
			(Dollars in thousands)
Los Angeles County	$1,107,597	30.3%	$1,233,889	28.2%	$1,224,568	27.1%
Bay Area	635,366	17.4	768,262	17.5	785,080	17.4
Central California Coast	495,458	13.6	598,268	13.7	612,533	13.5
Orange County	417,113	11.4	479,464	10.9	478,161	10.6
San Diego Area	359,058	9.8	441,631	10.1	471,140	10.4
San Bernardino/Riverside	225,537	6.2	296,624	6.8	321,616	7.1
Sacramento Valley	144,048	3.9	197,861	4.6	222,163	4.9
San Joaquin Valley	136,221	3.7	194,741	4.4	227,129	5.0
Other	133,811	3.7	167,991	3.8	179,499	4.0
Total	$3,654,209	100.0%	$4,378,731	100.0%	$4,521,889	100.0%

FIRSTFED FINANCIAL CORP.
AND SUBSIDIARY
SUPPLEMENTAL LOAN DATA (continued)
 (Unaudited)

The following table shows the composition of the Bank’s single family loan portfolio by year of origination as of September 30, 2009 (dollars in thousands):

2003 and Prior	$266,780	7.3%
2004	468,873	12.8
2005	1,076,142	29.4
2006	677,979	18.6
2007	300,003	8.2
2008	835,304	22.9
2009	29,128	0.8
Total	$3,654,209	100.0%

The following tables show the number and dollar amount of performing loans expected to recast by current estimated LTV ratios for the periods indicated (updated for both current loan balance and current estimated market value):

	2009		2010		Thereafter
	Recast Balance	Number of Loans	Recast Balance	Number of Loans	Recast Balance	Number of Loans
Current LTV Ratio Price Adjusted (1):	(Dollars in thousands)
< 70%	$8,408	21	$36,992	102	$36,714	90
70-80%	5,079	13	17,448	50	36,809	73
80-90%	7,961	19	27,355	66	46,066	59
90-100%	9,921	22	54,796	105	43,839	68
100-110%	8,269	18	69,660	137	75,564	116
>110%	16,507	36	137,706	311	184,984	338
Grand total	$56,145	129	$343,957	771	$423,976	744

(1)  The current estimated loan to value ratio is based on FHFA June 2009 data. The FHFA housing price index provides a broad measure of the housing price movements by MSA. In evaluating the potential for loan losses within the bank’s portfolio, the Bank considers both the fact that FHFA data cannot reflect price movements for the most recent three months, and that individual areas within an MSA will perform worse than the average for the larger area. The Bank therefore also looks at sales data that is available by zip code, as well as the Bank’s experience with marketing foreclosed properties in estimating the loan loss allowance that is required.

The following table shows the number and dollar amount of loans expected to recast by projected payment increase for the periods indicated:

	2009		2010		Thereafter
	Recast Balance	Number of Loans	Recast Balance	Number of Loans	Recast Balance	Number of Loans
Projected Payment Increase			(Dollars in thousands)
< 50%	$18,240	47	145,117	337	340,408	602
50-100%	28,314	63	181,469	400	75,279	129
100-125%	9,591	19	14,320	29	3,306	5
125-150%	—	—		—	2,451	4
>150%	—	—	3,051	5	2,532	4
Grand total	$56,145	129	343,957	771	423,976	744